Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended April 30, 2010

BEAUMONT, Texas--(BUSINESS WIRE)--May 27, 2010--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products today announced its operating results for the quarter ended April 30, 2010.

Significant items for the quarter include:

  Total revenues were $197.5 million, down 17.7% from the same period in the prior fiscal year;
  Retail gross margin increased to 27.9% for the quarter, as compared to 23.7% for the quarter ended January 31, 2010, and 25.0% for the same period in the prior fiscal year;
  Credit portfolio annualized net charge-off rate was 4.6%, as compared to 4.8% for the quarter ended January 31, 2010, and 3.0% for the same period in the prior fiscal year;
  Diluted earnings per share was $0.25 for the first quarter of fiscal 2011, as compared to $0.50 for the same period in the prior fiscal year; and
  The Company’s securitization program is now being included in its consolidated financial statement presentation, and prior periods have been adjusted to reflect this change in accounting.

The change in total revenues was comprised of a total net sales decline of 18.6% to $163.0 million, and a decrease in finance charges and other of 13.1% to $34.5 million, as compared to the same quarter in the prior fiscal year. Same store sales (revenues earned in stores operated for the entirety of both periods) decreased 19.7% during the first quarter of fiscal 2011, as compared to the same quarter in the prior fiscal year. The sales results were impacted primarily by:

  more challenging economic conditions in the Company’s markets during the quarter, as compared to the same quarter in the prior year; and
  management’s emphasis on improving retail gross margin while maintaining price competitiveness.

The Company improved its retail gross margin, which includes gross profit from both product and repair service agreement sales, to 27.9% for the quarter ended April 30, 2010, as compared to 23.7% in the quarter ended January 31, 2010, and 25.0% in the quarter ended April 30, 2009.

The key credit portfolio performance metrics reported for the quarter included:

  an annualized net charge-off rate of 4.6% for the three months ended April 30, 2010, as compared to 4.8% during the quarter ended January 31, 2010, and 3.0% during the quarter ended April 30, 2009;
  a 140 basis point improvement in the 60+ day delinquency rate, which was 10.0% at January 31, 2010, to 8.6% at April 30, 2010, as compared to 6.9% at April 30, 2009, after a 40 basis point improvement during the first quarter of fiscal 2010; and
  a 50 basis point improvement in the percentage of the portfolio reaged, which was 19.6% at January 31, 2010, to 19.1% at April 30, 2010, as compared to 18.8% at April 30, 2009.

More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

“I am encouraged by the positive trends we saw across our retail and credit operations this quarter, driven by improved execution by our team,” said the Company’s President and CEO, Tim Frank. “I believe we can continue to deliver improved performance, especially in the third and fourth quarters, given our higher level of execution and the recent stabilization of the economic conditions in our markets. The comparison for the third and fourth quarters will be against the periods that we saw the steepest declines in the economic conditions in our markets last year.”

The Company reported Net income of $5.5 million, or diluted earnings per share of $0.25, for the first quarter of fiscal 2011, compared to Net income of $11.4 million, or diluted earnings per share of $0.50, for the first quarter of fiscal 2010.

During the quarter ended April 30, 2010, the Company reduced its debt balances by $32.5 million. The total amount immediately available for borrowing under all of the Company’s borrowing agreements at April 30, 2010, was $65.4 million.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, May 27, 2010, at 10:00 AM, CDT, to discuss its financial results for the quarter ended April 30, 2010. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the Company’s ability to amend, renew or replace its existing credit facilities;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on its ability under it securitization program to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the Company's intention to update, relocate or expand existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the cost of any amended, renewed or replacement credit facilities;
  growth trends and projected sales in the home appliance, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  interest rates;
  general economic conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K/A filed on April 12, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc.
CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended April 30,

	2009	2010

Revenues
Total net sales	$200,151	$163,039
Finance charges and other	39,700	34,480

Total revenues	239,851	197,519

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	145,870	114,157
Cost of parts sold, including warehousing and occupancy costs	2,587	2,372
Selling, general and administrative expense	62,738	60,743
Provision for bad debts	5,644	6,274
Total cost and expenses	216,839	183,546
Operating income	23,012	13,973
Interest expense, net	5,004	4,785
Other (income) expense, net	(8)	171
Income before income taxes	18,016	9,017
Provision for income taxes	6,660	3,470
Net income	$11,356	$5,547

Earnings per share
Basic	$0.51	$0.25
Diluted	$0.50	$0.25
Average common shares outstanding
Basic	22,447	22,475
Diluted	22,689	22,477

Conn's, Inc.
CONDENSED, CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 31,	April 30,
	2010	2010

Assets
Current assets
Cash and cash equivalents	$12,247	$5,708
Other accounts receivable, net	23,254	30,291
Customer accounts receivable, net	368,304	353,551
Inventories	63,499	88,901
Deferred income taxes	15,237	14,826
Prepaid expenses and other assets	16,198	6,628
Total current assets	498,739	499,905
Non-current deferred income tax asset	5,485	6,404
Long-term customer accounts receivable, net	318,341	302,070
Total property and equipment, net	59,703	56,363
Other assets, net	10,198	12,287
Total assets	$892,466	$877,029
Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$64,055	$100,162
Accounts payable	39,944	55,238
Accrued compensation and related expenses	5,697	5,049
Accrued expenses	31,685	24,181
Other current liabilities	17,236	21,294
Total current liabilities	158,617	205,924
Long-term debt	388,249	319,611
Other long-term liabilities	6,437	6,120
Total stockholders' equity	339,163	345,374
Total liabilities and stockholders' equity	$892,466	$877,029

CALCULATION OF GROSS MARGIN PERCENTAGES (dollars in thousands)

		Three Months Ended
		April 30,
		2009	2010

A	Product sales	$184,817	$150,365
B	Repair service agreement commissions, net	9,790	7,917
C	Service revenues	5,544	4,757
D	Total net sales	200,151	163,039
E	Finance charges and other	39,700	34,480
F	Total revenues	239,851	197,519
G	Cost of goods sold, including warehousing and occupancy cost	(145,870)	(114,157)
H	Cost of parts sold, including warehousing and occupancy cost	(2,587)	(2,372)
I	Gross margin dollars (F+G+H)	$91,394	$80,990

	Gross margin percentage (I/F)	38.1%	41.0%

J	Retail margin dollars (A+B+G)	$48,737	$44,125
	Retail margin percentage (J/(A+B))	25.0%	27.9%

MANAGED PORTFOLIO STATISTICS
For the periods ended January 31, 2007, 2008, 2009 and 2010 and April 30, 2009 and 2010
(dollars in thousands, except average outstanding balance per account)

	January 31,				April 30,
	2007	2008	2009	2010	2009	2010

Total accounts	459,065	510,922	537,957	551,312	524,398	524,795
Total outstanding balance	$569,551	$654,867	$753,513	$736,041	$734,552	$700,492
Average outstanding balance per account	$1,241	$1,282	$1,401	$1,335	$1,401	$1,335
60+ day delinquency	$37,662	$49,778	$55,141	$73,391	$50,911	$59,932
Percent delinquency	6.6%	7.6%	7.3%	10.0%	6.9%	8.6%
Percent of portfolio reaged	17.8%	16.6%	18.7%	19.6%	18.8%	19.1%
Net charge-off ratio (YTD annualized)	3.3%	2.9%	3.2%	3.9%	3.0%	4.6%

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3294